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                                                                    Exhibit 23.1
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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors of
Cyberian Outpost, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-37872 and 333-49524) on Form S-3 and the registration statements (Nos. 333-64403, 333-95899 and 333-53636) on Form S-8 of Cyberian Outpost, Inc. and subsidiaries of our reports dated May 14, 2001, relating to the consolidated balance sheets of Cyberian Outpost, Inc. and subsidiaries, as of February 28, 2001 and February 29, 2000, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders' equity and cash flows for each of the years in the three-year period ended February 28, 2001, and related consolidated schedule, which reports appear in the February 28, 2001 Annual Report on Form 10-K of Cyberian Outpost, Inc. and subsidiaries.

The audit report on the consolidated financial statements of Cyberian Outpost, Inc. and subsidiaries referred to above contains an explanatory paragraph that states that the Company's recurring losses from operations and working capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and consolidated financial statement schedule included in the Annual Report on Form 10-K do not include any adjustments that might result from the outcome of this uncertainty.




                                             /s/ KPMG LLP

Providence, Rhode Island
May 29, 2001